Exhibit 99.1

Commonwealth Biotechnologies, Inc. Receives NASDAQ Notice of Delisting

RICHMOND, VA (July 29, 2009) – On July 24, 2009, The NASDAQ Stock Market notified Commonwealth Biotechnologies, Inc. (“CBI”) (NASDAQ: CBTE) that CBI was to be delisted from the NASDAQ Capital Market as a result of (i) a failure to comply with NASDAQ Listing Rule 5550(b) due to a failure to maintain minimum stockholders’ equity of $2.5 million and a failure to file a Form 8-K affirming compliance with Rule 5550(b), (ii) a failure to comply with NASDAQ Listing Rule 5635(a) due to a failure to obtain shareholder approval of an issuance of stock in excess of 20% of the pre-transaction shares outstanding in connection with the structure of a prior agreement with Biosignal, Ltd, an Australian company, and (iii) a failure to comply with NASDAQ Listing Rule 5250(e)(2)(D) due to a failure to timely file a Form LAS for that Biosignal issuance.

After receiving the July 24, 2009 notice, CBI and Biosignal agreed to terminate the earlier agreement and, subsequently, CBI filed a Form LAS in connection with a proposed amended and re-stated Biosignal Transaction thus bringing the company back into compliance with NASDAQ Rules 5635(a) and 5250(e)(2)(D). However, NASDAQ has determined that the company has not met the requirements of Rule 5550(b). The company is considering an appeal of this decision under NASDAQ Rule 5800 and will inform NASDAQ by 4:00PM, July 31, if it will do so.

About CBI

CBI offers cutting-edge research and development products and services to the global life sciences industry. CBI now operates through: (1) CBI Services, a discovery phase contract research organization; (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty Ltd, Melbourne, Australia, a peptide and discovery chemistry business; and (4) Venturepharm (Asia), a contract research consortium specializing in drug discovery and development, process scale-up, formulation development, cGMP manufacturing and clinical trial management. For more information, visit CBI on the web at www.cbi-biotech.com.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Specifically, there can be no assurance that the Company will appeal the NASDAQ decision and, if an appeal is completed, that the company would be successful.

For more information contact: Dr. Richard J Freer, COO, Commonwealth Biotechnologies, Inc., 804-648-3820.